Exhibit 99.1

Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: (336) 584-5171

www.labcorp.com

FOR IMMEDIATE RELEASE

Contact:	Eric Lindblom - 336-436-6739
Investor@labcorp.com
Shareholder Direct - 800-LAB-0401

LABORATORY CORPORATION OF AMERICA® HOLDINGS

ANNOUNCES 2008 THIRD QUARTER RESULTS

Strong Revenue Growth and Success of Collection Initiatives Drive Operating Cash Flow of $194.4 Million in the Quarter and $565.6 Million Year to Date

Burlington, NC, October 23, 2008 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended September 30, 2008.

Third Quarter Results

Net earnings were $111.9 million, compared to third quarter 2007 net earnings of $111.2 million. Excluding restructuring and other special charges recorded in 2008, net earnings were $123.1 million. Earnings per diluted share (EPS) were $1.00, compared to $0.92 in the third quarter of 2007. Excluding restructuring and other special charges recorded in 2008 and 2007, EPS increased to $1.10 compared to $1.07 in the third quarter of 2007. These results were negatively impacted by an estimated $0.03 per diluted share due to revenue lost as a result of hurricanes during the quarter. Earnings before interest, taxes, depreciation, amortization, and restructuring and other special charges (EBITDA) were $265.8 million for the quarter, or 23.4% of net sales.

Revenues for the quarter were $1,135.1 million, an increase of 11.2% compared to the same period in 2007. Compared to the third quarter of 2007, testing volume, measured by accessions, increased 10.6%, and price increased 0.6%. Excluding the consolidation of the Company’s Ontario, Canada joint venture, revenue increased 5.4% with volume increasing 3.1% and price increasing 2.3%. Revenue in the U.S. was negatively impacted by approximately 0.7% during the quarter due to hurricanes.

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Operating cash flow for the quarter increased 49% to $194.4 million, net of $8.4 million in transition payments to UnitedHealthcare, compared to $130.4 million in the third quarter of 2007. The balance of cash at the end of the quarter was $49.4 million, and there was $70.8 million outstanding under the Company’s revolving credit facility. During the quarter, the Company repurchased $263.9 million of stock, representing approximately 3.7 million shares. As of September 30, 2008, approximately $95.4 million of repurchase authorization remained under the Company’s approved repurchase plan.

The Company recorded pre-tax restructuring and other special charges of $17.7 million during the third quarter of 2008 primarily related to workforce reductions and the closing of redundant and underutilized facilities.

Nine-Month Results

Net earnings for the first nine months of 2008 were $346.4 million. Excluding restructuring and other special charges recorded in 2008, net earnings increased to $393.5 million. Earnings per diluted share (EPS) increased to $3.06, compared to $2.95 in the first nine months of 2007. Excluding restructuring and other special charges recorded in 2008 and 2007, EPS increased 11.2% to $3.48, compared to $3.13 in the first nine months of 2007. Earnings before interest, taxes, depreciation, amortization, and restructuring and other special charges (EBITDA) were $852.4 million for the first nine months, or 25.2% of net sales.

Revenues for the first nine months of 2008 were $3,386.1 million, an increase of 10.6% compared to the same period in 2007. Compared to 2007, testing volume, measured by accessions, increased 9.4%, and price increased 1.2%. Excluding the consolidation of the Company’s Ontario, Canada joint venture, revenue increased 4.3% with volume increasing 2.0% and price increasing 2.3%.

Operating cash flow for the first nine months of 2008 increased 21% to $565.6 million, net of $29.9 million in transition payments to UnitedHealthcare, compared to $469.3 million in the first nine months of 2007. During the first nine months of 2008, the Company repurchased $330.4 million of stock, representing 4.6 million shares.

“We are pleased that we delivered strong third quarter results in a challenging environment,” said David P. King, Chief Executive Officer. “We saw solid growth in volume and price, very strong operating cash flow and success in our actions related to bad debt. Our DSO improved to 53 days and our bad debt rate for the quarter was stable at 5.3%. We continue to be excited about our long-term prospects.”

Outlook For 2008 and 2009

The Company reaffirmed its prior full year diluted earnings per share guidance of between $4.57 and $4.61, excluding restructuring and other special charges and share repurchase activity after September 30, 2008. This guidance is negatively impacted by an estimated $0.03 per diluted share due to revenue lost as a result of hurricanes in the third quarter. The Company also expects 2008 revenue growth of approximately 11%, EBITDA margins of approximately 25%, operating cash flow of approximately $750 million to $770 million (excluding any transition payments to UnitedHealthcare), capital expenditures of approximately $140 million to $160 million, and net interest of approximately $70 million.

The Company also issued preliminary guidance for 2009. Excluding the impact of any share repurchase activity after September 30, 2008, the company expects revenue growth of 3.5% to 5.5% and diluted EPS in the range of $5.00 to $5.25.

The Company today is filing an 8-K that will include additional information on its business and operations, including financial guidance for 2008 and preliminary guidance for 2009. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp’s quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 800-901-5247 (617-786-4501 for international callers). The access code is 22809785. A telephone replay of the call will be available through October 30, 2008 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 38651577. A live online broadcast of LabCorp’s quarterly conference call on October 23, 2008 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through November 23, 2008.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007

Net sales	$1,135.1	$1,020.6	$3,386.1	$3,062.4
Cost of sales	673.5	598.5	1,962.2	1,776.6
Selling, general and administrative	227.1	198.0	708.7	612.1
Amortization of intangibles and other assets	14.6	13.9	43.0	40.6
Restructuring and other special charges	17.7	31.3	33.7	38.3

Operating income	202.2	178.9	638.5	594.8

Other income (expense)	(0.2)	(0.6)	(1.5)	(1.5)
Investment income	1.0	0.5	2.1	3.3
Interest expense	(16.8)	(12.6)	(54.0)	(37.8)
Income from joint venture partnerships	3.7	20.9	11.7	56.6
Minority interest	(3.0)	--	(10.2)	--

Earnings before income taxes	186.9	187.1	586.6	615.4
Provision for income taxes	75.0	75.9	240.2	253.0

Net earnings	$111.9	$111.2	$346.4	$362.4

Net earnings, excluding non-recurring items:
Net earnings	$111.9	$111.2	$346.4	$362.4
Restructuring and other special charges, net of tax	11.2	18.6	47.1	22.5

Net earnings, excluding non-recurring items	$123.1	$129.8	$393.5	$384.9

Diluted earnings per common share:
Diluted earnings per share	$1.00	$0.92	$3.06	$2.95
Impact of restructuring and other special charges	0.10	0.15	0.42	0.18

Diluted earnings per share	$1.10	$1.07	$3.48	$3.13

Weighted average shares outstanding	112.0	121.3	113.2	123.0

EBITDA	$265.8	$272.5	$852.4	$812.6

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	September 30,	December 31,
	2008	2007

Cash and short-term investments	$49.4	$166.3
Accounts receivable, net	663.1	623.2
Property, plant and equipment	493.6	439.2
Intangible assets and goodwill, net	3,096.0	2,252.9
Investments in joint venture partnerships	73.6	683.0
Other assets	245.1	203.6

	$4,620.8	$4,368.2

Zero-coupon subordinated notes	572.7	564.4
5 1/2% senior notes due 2013	351.8	352.1
5 5/8% senior notes due 2015	250.0	250.0
Term loan and credit facility	552.1	500.0
Other liabilities	1,093.3	976.4
Minority interest	140.8	--
Shareholders' equity	1,660.1	1,725.3

	$4,620.8	$4,368.2

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007

Net cash provided by operating activities	$565.6	$469.3
Net cash used for investing activities	(351.2)	(141.8)
Net cash used for financing activities	(221.0)	(366.7)
Effect of exchange rates on cash	(0.4)	0.2

Net decrease in cash	(7.0)	(39.0)
Cash at beginning of period	56.4	51.5

Cash at end of period	$49.4	$12.5

Free Cash Flow:
Net cash provided by operating activities	$565.6	$469.3
Less: Capital expenditures	(120.4)	(108.5)

Free cash flow	$445.2	$360.8

Notes to Financial Tables

1)

EBITDA represents earnings before interest, income taxes, depreciation and amortization, and includes the Company’s proportional share of the underlying EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three- and nine-month periods ended September 30, 2008 and 2007:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007

Earnings before income taxes	$186.9	$187.1	$586.6	$615.4
Add(subtract):
Interest expense	16.8	12.6	54.0	37.8
Investment income	(1.0)	(0.5)	(2.1)	(3.3)
Other(income)expense, net	0.2	0.6	1.5	1.5
Depreciation	30.2	26.6	89.2	79.1
Amortization	14.6	13.9	43.0	40.6
Restructuring and other special charges	17.7	31.3	78.7	38.3
Joint venture partnerships' depreciation and amortization	0.4	0.9	1.5	3.2

EBITDA	$265.8	$272.5	$852.4	$812.6

2)

During the third quarter of 2008, the Company recorded charges of approximately $17.7 million primarily related to workforce reductions and the closing of redundant and underutilized facilities. The after tax impact of these charges reduced net earnings for the quarter ended September 30, 2008, by $11.2 million.

During the second quarter of 2008, the Company recorded charges of approximately $16.0 million related to actions directed at reducing the Company’s redundant and underutilized facilities along with the related work force. In addition, in the second quarter of 2008, the Company increased its allowance for doubtful accounts by $45 million due to the impact of the economy, higher patient deductibles and co-payments, and recent acquisitions on the collectibility of accounts receivable balances. The after tax impact of these combined charges reduced net earnings for the nine months ended September 30, 2008, by $47.1 million.

These combined charges reduced diluted EPS for the quarter by $0.10 ($11.2 million divided by 112.0 million shares) and for the nine months ended September 30, 2008 by $0.42 ($47.1 million divided by 113.2 million shares).

3)

During the second and third quarters of 2007, the Company recorded charges of approximately $7.0 million and $31.3 million, respectively. These charges were related to a plan directed at reducing non-essential work force and redundant facilities. The after tax impact of these charges reduced net earnings for the quarter and for the nine months ended September 30, 2007, by $18.6 million and $22.5 million, respectively. These charges reduced third quarter 2007 diluted EPS by $0.15 ($18.6 million divided by 121.3 million shares). The charges reduced diluted EPS for the nine months ended September 30, 2007 by $0.18 ($22.5 million divided by 123.0 million shares).